Exhibit 5.1

3005 Highland Parkway Downers Grove, IL 60515

OPINION OF COUNSEL

May 11, 2021

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the “Company”), and, as such, am generally familiar with its affairs, records, documents and obligations. Reference is hereby made to the Registration Statement on Form S-8 (“Registration Statement”) being filed by the Company with the Securities and Exchange Commission, relating to the registration of 8.3 million shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company (the “Plan Shares”), which are issuable pursuant to the Dover Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”).

In rendering the opinions expressed below, I or a member of my staff have examined and relied upon: (a) the Fifth Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-Laws of the Company; (c) the Registration Statement; (d) certain resolutions of the Board of Directors of the Company; (e) the 2021 Plan and (f) such other documents, corporate records and instruments as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications herein set forth, it is my opinion that: The Plan Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms set forth in the 2021 Plan and the applicable award agreement, will be validly issued, fully paid and nonassessable.

I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and I do not express any opinion as to the effect of any other laws on the opinion herein stated. This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to my attention or any changes in law which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ivonne Cabrera
Ivonne Cabrera

Senior Vice President, General Counsel and Secretary

Dover Corporation